August 23, 2017

Dear Sally,

We are pleased to offer you the position of Vice President, Principal Accounting Officer & Controller for Williams Scotsman, Inc. In this capacity you will report to me and will be working from our Corporate headquarters at 901 S. Bond Street, Floor 6, Baltimore, MD 21231. The details of the position are as follows:

TITLE:	Vice President, Principal Accounting Officer & Controller. Upon listing on a public stock exchange, your title will be Chief Accounting Officer and Treasurer.

START DATE:	To be mutually agreed, preferably no later than September 25th, 2017

SALARY:        $275,000 annualized ($10,577 bi- weekly base salary)

INCENTIVES:
You will be eligible for the Short-Term Incentive Plan at a target of 30%. Your eligibility for 2017 will be 66% multiplied by your target of 30%, multiplied by your Base Salary, multiplied by the North America-level Attainment percentage in the plan.

You will also be eligible for a Long-Term Incentive Plan, as follows:

For the plan year of 2017, you will receive a grant of $82,500 either according to the terms of the plan or, if the plan is not complete within the first four months of your start date, paid in cash. If paid in cash AND you terminate your employment voluntarily within twelve months of the payment date, you agree to repay the after-tax amount of the grant to Williams Scotsman Inc. on or before your last day of employment.

For 2018 and subsequent plan years you will receive a grant with fair market value equal to 30% of your base salary. Based on the current structure under consideration, 50% of the value would be in time-vested options and 50% would be in restricted stock, both of which would vest ratably over 4-years. In the event of a change of control, all unvested awards would vest. In the event that the LTIP is not implemented for the 2018 plan year, your STIP target would increase to 60% indefinitely but revert to 30% in the first year for which the LTIP is implemented.

AUTO:	You will be eligible for a monthly auto-allowance of $1250, less applicable taxes.

BENEFITS:	You will have the opportunity to use up to twenty (20) days of vacation time per calendar year with the amount pro-rated for the remainder of this year.

You will become eligible to participate in the Company’s comprehensive benefits program, which includes medical, dental and life insurance options on the first of the month following your date of hire.

Additionally, the Company offers a 401(k) Retirement Savings Plan in which you will be automatically enrolled.

SEVERANCE:
If your employment is terminated by the company without cause, you will be eligible for nine months base salary plus the pro rata value of accrued STIP. You will also be eligible for continuation of healthcare benefits for a period not to exceed one year from your termination date. As soon as you are eligible for coverage under another employer’s plan, the health care continuation benefit will cease.

Our offer of employment at will is contingent upon the following:

1.	Your ability to satisfy all requirements of a pre-employment physical and/or drug-screening test prior to your first day of employment.

2.
Your ability to provide proper documentation to establish your identity and eligibility for employment as required under the Immigration Reform and Control Act of 1986. On your first day you will need to bring the required I-9 documentation that you designated during your on-boarding session.

3.	If your job requires driving, a driving record report will be requested. Your driving record must meet company standards for safe driving.

4.	You shall be required to authorize the Company to conduct a background check. Employment is contingent upon satisfactory results from our background screen process.

5.	We require that all new hire forms are completed as outlined in our Onboarding process by the first day of employment.

6.
Please be advised that you will not be permitted to start work until the company has received satisfactory results of the background check, pre-employment drug screen and, as applicable, the driving record and pre-employment physical results.

7.	Your first ninety (90) days of employment is considered an orientation and training period during which time your performance is evaluated.

If any of these conditions are not met, this offer will be revoked.

By accepting this offer of employment, you agree that during your employment with the Company you will not use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom you have an obligation of confidentiality, unless the former employer or other person consents to such disclosure in writing. You agree that in performing your duties you will only use information which is generally known and used by persons with training and experience similar to yours, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by Williams Scotsman, Inc.

If you accept this job offer, then you are indicating your acceptance of and agreement with the terms of this offer letter.

We are very pleased to have you join Williams Scotsman, Inc., and look forward to working with you. If you have any questions regarding this offer, please do not hesitate to call me.

Sincerely,

/s/ Timothy Boswell
Timothy Boswell
CFO

Employee Acceptance and Acknowledgement

I have read, understood, and accept this offer of employment at will, as set forth above.

Signature:	/s/ Sally Shanks	Date:	August 23, 2017

Anticipated Start Date:	September 25, 2017